PRESS RELEASE Alexa Manocchio Public Relations T +1 978-405-4660 alexa.manocchio@entegris.com

Exhibit 99.1
ENTEGRIS COMPLETES ACQUISITION OF SAES PURE GAS BUSINESS FROM SAES GROUP

BILLERICA, Mass., June 25, 2018 - Entegris, Inc. (NASDAQ: ENTG), a leader in specialty chemicals and advanced materials solutions, announced today it has completed the acquisition of the SAES Pure Gas business from SAES Getters S.p.A. (“SAES Group”).
Under the agreement, which was originally announced on June 6, 2018, Entegris has purchased the shares and assets which comprise the SAES Pure Gas business for approximately $355 million, subject to customary purchase price adjustments.
“With this acquisition, we are even better positioned to meet the increasingly more stringent contamination control requirements within the semiconductor industry,” said Bertrand Loy, president and Chief Executive Officer of Entegris. “The combination of technology platforms and talent will help us create superior value for our customers and shareholders.”
ABOUT ENTEGRIS
Entegris is a leader in specialty chemicals and advanced materials solutions for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to the acquisition of the SAES Pure Gas business; future financial and operating results; benefits and synergies of the transaction; future opportunities for the combined company; market and technology trends; and other matters. These statements involve risks and uncertainties that may cause actual results to differ including, but not limited to, the ability to successfully integrate the operations and employees of the SAES Pure Gas business; risks that the transaction disrupts the current plans and operations of Entegris or the SAES Pure Gas business; the ability to realize anticipated synergies and cost savings; the ability to successfully grow the SAES Pure Gas business; the weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for our products and solutions; our ability to continue technological innovation and introduce new products to meet our customers' rapidly changing requirements; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risks Factors" in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 15, 2018, and in our other periodic filings. Entegris assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

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ENTEGRIS, INC.	129 Concord Road, Building 2	T + 1 978 436 6500
entegris.com	Billerica, MA 01821 USA	F + 1 978 436 6745